FORESTAR REPORTS FISCAL 2023 SECOND QUARTER RESULTS

ARLINGTON, Texas (Business Wire) - April 20, 2023 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for its second quarter ended March 31, 2023.

Fiscal 2023 Second Quarter Highlights
All comparisons are year-over-year

•Net income attributable to Forestar totaled $26.9 million or $0.54 per diluted share
•Pre-tax income of $35.9 million, with a pre-tax profit margin of 11.9%
•Consolidated revenues of $301.5 million on 2,979 lots sold
•Owned and controlled 76,400 lots
•Return on equity of 11.7% for the trailing twelve months ended March 31, 2023
•Book value per share increased 12% to $25.01
•Net debt to total capital ratio improved 470 basis points to 25.2%

Daniel Bartok, CEO, said, “The Forestar team delivered a solid second quarter demonstrated by generating $301.5 million of consolidated revenues while maintaining double-digit pre-tax profit margins and return on equity. Despite the transitioning housing market, inflationary environment and tough year-over-year comparisons, we have maintained our strong balance sheet, remained flexible and adapted quickly to changing builder demand.

“We continue strengthening our platform and implementing operational efficiencies, which will drive future growth as we consolidate market share. Forestar is the market leader in a highly fragmented and under-capitalized industry and is well-positioned to be the lot supplier of choice to homebuilders. We are confident about Forestar’s ability to capitalize on opportunities that build shareholder value with our broad geographic footprint, attractive land positions, strong balance sheet, and most importantly, our experienced team.”

Financial Results
Net income attributable to Forestar for the second quarter of fiscal 2023 decreased 44% to $26.9 million, or $0.54 per diluted share, compared to $47.8 million, or $0.96 per diluted share, in the same quarter of fiscal 2022. Pre-tax income for the quarter decreased 43% to $35.9 million from $63.2 million in the same quarter of fiscal 2022. The current quarter included $19.4 million of pre-tax real estate impairment charges to cost of sales compared to $3.8 million in the prior year quarter. The impairment charges in the second quarter of fiscal 2023 were related to two projects. Revenues for the quarter decreased 28% to $301.5 million from $421.6 million in the same quarter of fiscal 2022.

Net income attributable to Forestar for the six months ended March 31, 2023 decreased 46% to $47.7 million, or $0.95 per diluted share, compared to $88.3 million, or $1.77 per diluted share, in the same period of fiscal 2022. Pre-tax income for the six months ended March 31, 2023 decreased 45% to $63.8 million from $116.7 million in the same period of fiscal 2022. The six months ended March 31, 2023 included $19.4 million of pre-tax real estate impairment charges to cost of sales compared to $3.8 million in the same period of fiscal 2022. Revenues for the six months ended March 31, 2023 decreased 38% to $518.2 million from $829.2 million in the same period of fiscal 2022.

The Company’s return on equity was 11.7% for the trailing twelve months ended March 31, 2023. Return on equity is calculated as net income attributable to Forestar for the trailing twelve months divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the second quarter decreased 49% to 2,979 lots compared to 5,788 lots in the same quarter of fiscal 2022. During the second quarter of fiscal 2023, Forestar sold 313 lots to customers other than D.R. Horton, Inc. (“D.R. Horton”), compared to 1,017 lots in the prior year quarter. In the second quarter of fiscal 2023, lots sold to customers other than D.R. Horton included 147 lots that were sold to a lot banker who expects to sell those lots to D.R. Horton at a future date. The prior year quarter included 787 deferred development lots that were sold to a customer other than D.R. Horton.

Lots sold during the six months ended March 31, 2023 decreased 49% to 5,242 lots compared to 10,304 lots in the same period of fiscal 2022. 482 lots were sold to customers other than D.R. Horton during the six months ended March 31, 2023 compared to 1,519 lots in the same period of fiscal 2022. Lots sold to customers other than D.R. Horton in the six months ended March 31, 2023 included 147 lots that were sold to a lot banker who expects to sell those lots to D.R. Horton at a future date compared to 358 lots in the prior year period.

The Company’s lot position at March 31, 2023 decreased 21% from March 31, 2022 to 76,400 lots, of which 57,800 were owned and 18,600 were controlled through land and lot purchase contracts. Lots owned at March 31, 2023 included 9,100 that were fully developed. Of the Company’s owned lot position at March 31, 2023, 15,200 lots, or 26%, were under contract to be sold, representing approximately $1.3 billion of future revenue. Another 17,300 lots, or 30%, of the Company’s owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at March 31, 2023.

Capital Structure, Leverage and Liquidity
Forestar ended the quarter with $286.7 million of unrestricted cash and $367.4 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $654.1 million. Debt at March 31, 2023 totaled $706.8 million, with no senior note maturities until fiscal 2026. The Company’s net debt to total capital ratio at the end of the quarter was 25.2%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “Our commitment to operational excellence and our relentless focus on execution enabled us to deliver solid second quarter results. Once again, Forestar demonstrated its ability to deliver strong profitability and maintain competitive returns through changing market conditions, and we will continue to strive to maximize returns by balancing our pace of sales and lot pricing. While we cannot control the macroeconomic backdrop or directly influence the demand for housing, we can and will stay focused on strengthening our platform and increasing operational efficiencies to drive future growth.

“While we are not providing annual guidance at this time due to uncertainty in the market, we expect to continue consolidating market share in the fragmented and under-capitalized U.S. residential lot development industry. Our strong balance sheet and ample liquidity provide us with significant financial and operational flexibility, and we plan to maintain our disciplined approach when investing capital to enhance the long-term value of Forestar.”

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, April 20) at 5:00 p.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 224071 and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 52 markets and 20 states. Based in Arlington, Texas, the Company delivered more than 12,600 residential lots during the twelve-month period ended March 31, 2023. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include we continue strengthening our platform and implementing operational efficiencies, which will drive future growth as we consolidate market share; Forestar is the market leader in a highly fragmented and under-capitalized industry and is well-positioned to be the lot supplier of choice to homebuilders; and we are confident about Forestar’s ability to capitalize on opportunities that build shareholder value with our broad geographic footprint, attractive land positions, strong balance sheet, and most importantly, our experienced team. Forward-looking statement also include we will continue to strive to maximize returns by balancing our pace of sales and lot pricing; we can and will stay focused on strengthening our platform and increasing operational efficiencies to drive future growth; we expect to continue consolidating market share in the fragmented and under-capitalized U.S. residential lot development industry; our strong balance sheet and ample liquidity provide us with significant financial and operational flexibility; and we plan to maintain our disciplined approach when investing capital to enhance the long-term value of Forestar.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the impact of COVID-19 on the economy and our business; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; supply shortages and other risks of acquiring land, construction materials and skilled labor; competitive conditions in our industry; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; the impact of significant inflation, higher interest rates or deflation; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are or will be filed with the Securities and Exchange Commission.

Contact
Katie Smith, 817-769-1860
Director of Finance & Investor Relations
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	March 31,	September 30,
	2023	2022
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$286.7	$264.8
Real estate	1,988.0	2,022.4
Investment in unconsolidated ventures	0.5	0.5
Property and equipment, net	5.6	5.7
Other assets	55.5	49.6
Total assets	$2,336.3	$2,343.0
LIABILITIES
Accounts payable	$67.7	$72.2
Accrued development costs	99.1	122.3
Earnest money on sales contracts	130.1	136.2
Deferred tax liability, net	35.7	36.9
Accrued expenses and other liabilities	48.1	70.1
Debt	706.8	706.0
Total liabilities	1,087.5	1,143.7
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 49,897,709 and 49,761,480 shares issued and outstanding at March 31, 2023 and September 30, 2022, respectively	49.9	49.8
Additional paid-in capital	642.3	640.6
Retained earnings	555.6	507.9
Stockholders' equity	1,247.8	1,198.3
Noncontrolling interests	1.0	1.0
Total equity	1,248.8	1,199.3
Total liabilities and equity	$2,336.3	$2,343.0

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
	(In millions, except per share amounts)
Revenues	$301.5	$421.6	$518.2	$829.2
Cost of sales	245.6	334.1	414.8	668.3
Selling, general and administrative expense	22.0	24.3	44.9	45.8
Equity in earnings of unconsolidated ventures	—	—	—	(1.1)
Gain on sale of assets	—	—	(1.6)	(0.5)
Interest and other income	(2.0)	—	(3.7)	—
Income before income taxes	35.9	63.2	63.8	116.7
Income tax expense	9.0	15.4	16.1	28.4
Net income	26.9	47.8	47.7	88.3
Net income attributable to noncontrolling interests	—	—	—	—
Net income attributable to Forestar Group Inc.	$26.9	$47.8	$47.7	$88.3

Basic net income per common share attributable to Forestar Group Inc.	$0.54	$0.96	$0.95	$1.77
Weighted average number of common shares	49.9	49.8	49.9	49.8

Diluted net income per common share attributable to Forestar Group Inc.	$0.54	$0.96	$0.95	$1.77
Adjusted weighted average number of common shares	50.0	49.9	50.0	49.8

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
	(In millions)
Residential lot sales:
Development projects	$252.2	$391.2	$456.1	$784.2
Lot banking projects	—	18.3	—	27.3
Decrease (increase) in contract liabilities	0.7	(0.5)	3.4	1.6
	252.9	409.0	459.5	813.1
Deferred development projects	7.5	12.5	14.3	12.5
	260.4	421.5	473.8	825.6
Tract sales and other	41.1	0.1	44.4	3.6
Total revenues	$301.5	$421.6	$518.2	$829.2

	RESIDENTIAL LOTS SOLD
	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Development projects	2,979	4,806	5,242	9,187
Lot banking projects	—	195	—	330
	2,979	5,001	5,242	9,517
Deferred development projects	—	787	—	787
	2,979	5,788	5,242	10,304

Average sales price per lot (1)	$84,700	$81,900	$87,000	$85,300

			LOT POSITION
			March 31, 2023	September 30, 2022
Lots owned			57,800	61,800
Lots controlled under land and lot purchase contracts			18,600	28,300
Total lots owned and controlled			76,400	90,100

Owned lots under contract to sell to D.R. Horton			14,200	17,800
Owned lots under contract to customers other than D.R. Horton			1,000	1,400
Total owned lots under contract			15,200	19,200

Owned lots subject to right of first offer with D.R. Horton based on executed purchase and sale agreements			17,300	18,900
Owned lots fully developed			9,100	5,500
_____________
(1)Excludes lots sold from deferred development projects and any impact from change in contract liabilities.